Exhibit 99.2

Old National Bancorp Announces Agreement to Acquire St. Joseph Capital Corporation October 23, 2006

Lynell Walton Vice President Investor Relations

Forward-Looking Statement This presentation includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act regarding the St. Joseph acquisition, such as those relating to our expectations of completion of the acquisition and of accretion to earnings, synergies, opportunities for integration of product lines, and eliminations of expenses of St. Joseph. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Actual results or future events could differ, possibly materially, from those that we anticipate in these forward-looking statements, due to the risks and uncertainties associated with the corporate acquisitions, including the risks and uncertainties associated with the satisfaction of all the closing conditions, such as the receipt of regulatory and shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all; our ability to execute our integration plan and eliminate expenses as quickly and efficiently as anticipated; risks associated with the acquired business; changes in the economy which could materially impact credit quality trends of the acquired business and its ability to generate loans and gather deposits; and the risk of significant changes in accounting, tax or regulatory practices or requirements. These statements speak only as of today's date and we assume no duty to update them.

Agenda Why St. Joseph? Highlights of the transaction Profile of St. Joseph Integration Questions

Bob Jones President Chief Executive Officer Old National Bancorp

ONB Acquisition Strategy Primary goal is to be "Indiana's community bank" Secondary goal is to build Louisville Franchise Refocus distribution network to higher- growth markets Accretive in 12 to 18 months Solid financial fundamentals

St. Joseph Fits the Strategy Accretive in first year Provides a platform for northern Indiana expansion 5 year CAGR of 20.9% on net loans and 22.9% on deposits Strong management team with deep roots in northern Indiana Strong potential for integration of multiple product lines Niche retail, wealth management, insurance, brokerage, international and capital markets Good cultural fit with ONB

New Old National Footprint New Old National Footprint St. Joseph Old National

Due Diligence Highly structured for maximum effectiveness Team of 33 individuals representing all business and staff units Required written reports included identification of potential savings and / or additional expense Process complete

Highlights of the Transaction All-cash deal at $40.00 per share or approximately $75.6 million* Accretive $.02 to EPS in 2007 and $.04 in 2008 No revenue synergies or margin expansion built into the assumptions 29% of St. Joseph's 2006 annualized expense base to be eliminated (phased in 50% after deal closes in 2007 and 100% realized in 2008) Transaction charges of $6.1 million (pre-tax) Expected to close 1Q07 *Includes the tax benefit of $1.7 million associated with the cash payment for unexercised stock options.

Comparison of the Deal Premium to Core Deposits Price / Tangible Book Value Price / Book Value Price to LTM Earnings ONB / St. Joe Deal (as of June 30, 2006) 15.9% 2.57x 2.57x 28.0x Indiana / SW Michigan* 21.9% 2.47x 2.35x 23.6x Nationwide Bank Median** 21.3% 2.79x 2.65x 21.3x *Includes 10 Indiana / Southwest Michigan bank transactions since 1-1-03 valued greater than $15 million **Includes 26 Nationwide bank transactions since 1-1-06 valued $50 to $125 million

John Rosenthal Chairman, President and Chief Executive Officer St. Joseph Capital Corporation

St. Joseph Capital Corporation Established in 1997 - headquartered in Mishawaka with a financial center in Elkhart $490.9 million in total assets and $376.3 million in total deposits at June 30, 2006 5 year CAGR of 20.9% on net loans and 22.9% on deposits #2 market share in Mishawaka #5 market share in Elkhart Excellent credit quality metrics Strong management team to be retained Board and management with strong ties to Notre Dame

St. Joseph Total Net Loans* 2000 2001 2002 2003 2004 2005 2Q06 Total Loans 129.841 144.688 189.094 222.974 278.421 335.127 345.822 *End of period balances - $ in millions 20.9% 5-year CAGR

St. Joseph Total Deposits* 2000 2001 2002 2003 2004 2005 2Q06 Total Deposits 122.4 153.308 177.674 207.282 312.657 343.398 376.251 *End of period balances - $ in millions 22.9% 5-year CAGR

St. Joseph Market Dynamics Mishawaka - St. Joseph County Home to the University of Notre Dame, Indiana University South Bend, Saint Mary's College and others Two major service industries present Education and medical care Home to AM General Hummer production facility

St. Joseph Market Dynamics Elkhart - Elkhart County Dominated by stable manufacturing businesses One in every four jobs in the county is related to manufacturing RVs or related component parts Over 30 manufactured housing facilities are located in Elkhart and surrounding communities

Market Dynamics* Projected Population Change 2006 - 2011 Projected Median HH Income Growth 2006 - 2011 Current ONB .5% 15.1% Mishawaka .7% 19.0% Elkhart 4.4% 17.9% *Source: SNL Financial

Why Old National as a Partner? Good cultural fit with St. Joseph Strong commitment to community banking Joint donations to United Ways in Elkhart and St. Joseph Counties during press conference Interest and ability to expand in northern Indiana via Increased lending limit Enhanced product set Niche retail, wealth management, insurance, brokerage, international and capital markets Enhanced technology platform

Bob Jones President Chief Executive Officer Old National Bancorp

Successful Integration is Key Integration process will follow a structured, disciplined project management approach governed by a merger steering committee 16 project teams focused on specific functional integration activities Includes teams dedicated to associate and cultural integration and client retention

Thank You Questions